Exhibit 10-9

4380 Ayers Avenue, Vernon, CA, 90058

DRN: 20004.199.00	Revision: 0	Date: 9/4/2020	Page 1 of 11
Title: Service Level Agreement

Service Level Agreement (SLA)

for Phoenix Motorcars

by Romeo Systems, Inc.

20004.199.00

4380 Ayers Avenue, Vernon, CA, 90058

DRN: 20004.199.00	Revision: 0	Date: 9/4/2020	Page 2 of 11
Title: Service Level Agreement

Revision Control

REVISION	DATE	SUMMARY	PREPARED	REVIEWED	APPROVED
0		Initial Issue

4380 Ayers Avenue, Vernon, CA, 90058

DRN: 20004.199.00	Revision: 0	Date: 9/4/2020	Page 3 of 11
Title: Service Level Agreement

Table of Contents

Revision Control	2

1.	Overview	4

2.	Service Agreement	5

2.1.	Service Scope	5

2.2.	Service Levels and Response Times	7

2.3.	Purchaser Requirements	8

2.4.	Romeo Requirements	8

2.5.	Additional Fee Based Services Provided	8

2.6.	Exceptions and Limitations	9

3.	Periodic Review	10

4.	Acceptance	11

4380 Ayers Avenue, Vernon, CA, 90058

DRN: 20004.199.00	Revision: 0	Date: 9/4/2020	Page 4 of 11
Title: Service Level Agreement

1.	Overview

This is a Service Level Agreement ( “SLA”) between Romeo Systems, Inc. (“Romeo”) and Phoenix Cars LLC dba Phoenix Motorcars (“Purchaser” or “PMC”) for the services required to support and sustain Orion v1 Battery Packs.

This Agreement shall go into effect upon the execution of a Product Supply Master Agreement (“Supply Agreement”) and remain valid for the Warranty Period defined within Exhibit D of the executed Product Supply Master Agreement. This SLA is incorporated into the Supply Agreement by reference and is subject to its terms and conditions. Capitalized terms not otherwise defined herein will have the same meaning as in the Supply Agreement. In the event of a conflict between this SLA and the Supply Agreement, the Supply Agreement will govern.

4380 Ayers Avenue, Vernon, CA, 90058

DRN: 20004.199.00	Revision: 0	Date: 9/4/2020	Page 5 of 11
Title: Service Level Agreement

2.	Service Agreement

2.1.	Service Scope

The following services (“Services”) are covered by this SLA:

Telephone/email support

•	Technical issues will be reported through the Romeo Customer Portal (https://customers.romeopower.com) and troubleshooted via telephone and/or email support.

•	Acknowledgement and response times are set forth in the table in Section 2.2 (Service Levels and Response Times). A Path to Resolution will be provided by Romeo within the timeframes set forth in Section 2.2.

Rapid unit repair/replacement – Under Warranty

•	Reconditioned, refurbished, or new Product Unit (“Replacement Unit”) to be provided in exchange for a faulty Product Unit or faulty Safety Tested Battery Unit (“Product Unit” and “Safety Tested Battery Unit” are defined in the Supply Agreement)

•	Replacement Unit will have equal or greater energy capacity and a less than or equal number of cycles as the Product Unit or Safety Tested Battery Unit being replaced

•	Committed Turn-around Time (“TAT”):

o	Upon determination of a path forward within the time frames set forth in Section 2.2, if a return of a faulty unit occurs, Romeo shall provide a path to resolution as to whether it will repair or replace a faulty Product Unit or faulty Safety Tested Battery Unit within 10 business days after receipt of product.

o	Repair TAT subject to repair complexity.

Safety stock

•	Safety stock carried in Product Unit inventory to ensure minimal downtime

•	Safety stock level: 4 completed Product Units and component-level stock to build 2 additional Product Units. As volume of orders increase, the Safety stock level shall also increase and will be reviewed by the Parties every six (6) months.

•	Committed Turn-around Time (TAT):

o	5 business days for Romeo to ship finished Product Unit

o	Support outside of safety stock quantity to be determined by Romeo Power based on component lead times, which in no event will exceed 12 weeks.

Field engineer support

•	Field support team for PMC dealership visits.

4380 Ayers Avenue, Vernon, CA, 90058

DRN: 20004.199.00	Revision: 0	Date: 9/4/2020	Page 6 of 11
Title: Service Level Agreement

•	Limited to 2 days of on-site support for initial delivery (i.e., 1st shipment of Safety Tested Battery Unit ) to PMC.

•	Future technical issue visits offered only for major issues that cannot be resolved via phone/email/telecon and safety stock replacements.

•	Paid upgrade option is available for additional support for PMC’s end customers – see Section 2.5 (Additional Fee Based Services Provided) below.

4380 Ayers Avenue, Vernon, CA, 90058
DRN: 20004.199.00	Revision: 0	Date: 9/4/2020	Page 7 of 11
Title: Service Level Agreement

Firmware upgrades/updates

•	Firmware upgrades and updates may be made periodically on a when-and-if-available basis. A release will consist of the following:

o	Released software – This will be delivered via electronic delivery, to be flashed by Purchaser via CAN. A list of required equipment and instructions to perform upgrades and updates will be Provided by Romeo to PMC, or PMC’s third-party service centers at the time of a new Firmware release.

o	Release notes -- This will detail any changes made since the previous release of the software.

2.2.	Service Levels and Response Times

In support of services outlined in this Agreement, Romeo will respond to requests submitted by the Purchaser in accordance with the table below:

Severity Level	Description	Path to Resolution Timeframe
Level 1 High Priority

Issue that prevents operation of the Purchaser Authorized Product resulting in severe impact to the Purchaser’s business

Severity Level 1 issues could include but are not limited to the following characteristics:

•      Multiple Purchaser Authorized Products are inoperable due to Product Unit or Safety Tested Battery Unit issue

•      Significant safety issue caused by Product Unit or Safety Tested Battery Unit

Within 1 business day
Level 2 Medium Priority

Issue that prevents the intended use of the Purchaser Authorized Product, but a workaround is available

Severity Level 2 issues could include but are not limited to the following characteristics:

•      Isolated issue with Product Unit or Safety Tested Battery Unit and no major safety risk

Within 5 business days
Level 3	Issue that does not significantly prevent the Purchaser Authorized Product from working as intended	Within 10 business days
Low Priority	Severity Level 3 issues could include but are not limited to the following characteristics: • Reduced functionality but no major reduction to operations

4380 Ayers Avenue, Vernon, CA, 90058

DRN: 20004.199.00	Revision: 0	Date: 9/4/2020	Page 8 of 11
Title: Service Level Agreement

Normal operating business hours are Monday to Friday, 9 AM to 5 PM, Pacific Coast Time (PT).

•	Product issue tickets shall be submitted to the Romeo Customer Portal site, which includes a pre- defined form to report new issues, issue tracking and return merchandise authorization form (if applicable). The Romeo Customer Portal site can be used by an unlimited number of users authorized by PMC, including its third-party service partners. Each user shall be provided with unique login information by Romeo.

•	Priority level should initially be selected by the Purchaser during submittal of the ticket

•	Romeo personnel to review and reach out to Purchaser within 24 business hours of receipt to:

o	Align on appropriate Priority Level

o	Ensure full understanding of reported topic

o	Define next steps (e.g. additional data required, mitigation solution, final solution)

•	Path forward would include target final resolution date and interim solution (if applicable)

2.3.	Purchaser Requirements

Purchaser responsibilities and/or requirements in support of this SLA include:

•	Provide all necessary information related to the Product issue

•	Report issue or incident within 48 hours of occurrence via Romeo Customer Portal

2.4.	Romeo Requirements

Romeo shall act as the primary support provider of the Services herein identified except when third-party vendors are employed, in which case Romeo shall require such third parties to assume appropriate service support responsibilities accordingly. Romeo shall also meet the targets as outlined in Section 2.2 (Service Levels and Response Times).

2.5.	Additional Fee Based Services Provided

Training: Romeo shall provide a diagnostic flowchart and a troubleshooting guide to PMC. Additional product training beyond the standard operating documentation for the Purchaser is available on request. Training fees will be mutually agreed to in advance.

Field Engineering Support: A dedicated Field Engineering Support Team is available for end customer and/or dealer location visits beyond initial Product onboarding support. Support level and duration to be quoted on request.

4380 Ayers Avenue, Vernon, CA, 90058

DRN: 20004.199.00	Revision: 0	Date: 9/4/2020	Page 9 of 11
Title: Service Level Agreement

Out of Warranty repairs: Products outside of Warranty may be submitted to Romeo for repair evaluation. A cost estimate or determination that product is Beyond Economical Repair (BER) will be provided to Purchaser for evaluation.

Recycling support: Upon notification from Purchaser of each Product Unit end-of-life, Romeo shall provide Purchaser with instructions for disposition of such end-of-life inventory.

2.6.	Exceptions and Limitations

Romeo’s support services are limited only to Product Units and Safety Tested Battery Units still within Warranty Period. Romeo will provide, at time of delivery, recommended Best Practices for maximizing battery life. PMC shall share these Best Practices with its customers and train them on Romeo’s recommended Best Practices.

The SLA does not apply to any repair, replacement, or correction caused by or related to, either directly or indirectly, accident, lack of or improper installation, transportation, storage, operation, maintenance; attempted repair of any Product Unit by Purchaser; Safety Tested Battery Units or Prototype Units; or any other misuse or negligence, including any of the following:

•	Electrical overloading or external electrical shorts, power failure surges, inrush current, lightning, flood, fire, accidental breakage, etc.

•	An Event as described in Section 15 (Force Majeure) of the Supply Agreement

•	Theft of Product or any components thereof

•	Repairs, modifications, disassembly, replacements or alternations performed by any party other than Romeo or a third party certified by Romeo, provided that Romeo has identified a Romeo-certified party or made itself available to perform such types of services. Romeo-certified parties shall be identified in the Romeo Customer Portal. Romeo shall provide PMC with its authorized certification program information when available and PMC may become a Romeo-certified party to perform repairs, modifications, disassembly, replacements or alternations.

•	The defect has resulted from the Purchaser's misuse of the Product provided by Romeo

•	The Product’s serial number is damaged

•	Exposing a Product to ambient temperatures above 60°C or below -30°C for more than twenty-four (24) hours at a time

•	Exposing any component of the Product to direct flame

•	Immersing any components of the Product in water or other fluids

•	Damage that occurs after the expiration or termination of the Warranty Period or that is reported more than ten (10) days after the expiration or termination of the Warranty Period

•	Failure of Purchaser’s equipment, including but not limited to the Purchaser Authorized Vehicle, unrelated to the Product

•	In the event of non-payment or delinquent payment by Purchaser

4380 Ayers Avenue, Vernon, CA, 90058
DRN: 20004.199.00	Revision: 0	Date: 9/4/2020	Page 10 of 11
Title: Service Level Agreement

3.	Periodic Review

This SLA should be mutually reviewed every six (6) months. However, in the absence of a review during any period specified, the current SLA will remain in effect.

The Romeo Program Manager is responsible for facilitating regular reviews of this document.

Program Manager: PM responsible for Purchaser

Review Period: Minimum once per Calendar Year

Previous Review Date: 09/04/2020

Next Review Date: 03/04/2021

4380 Ayers Avenue, Vernon, CA, 90058

DRN: 20004.199.00	Revision: 0	Date: 9/4/2020	Page 11 of 11
Title: Service Level Agreement

4.	Acceptance

Purchaser: Phoenix Cars LLC dba Phoenix Motorcars

Signature:	/s/ Gillray Cadet

Name:	Gillray Cadet

Company:	Phoenix Cars LLC

Date:	9/8/2020

Romeo Systems, Inc.

Signature:	/s/ Lauren Web

Name:	Lauren Webb

Company:	Romeo Power

Date:	9/8/2020